Exhibit 99.01

H/Cell Energy Reports FY2018 Third Quarter Financial Results

Flemington, NJ, November 8, 2018 (GLOBE NEWSWIRE) — H/Cell Energy Corporation (OTCQB-HCCC) (“HCCC”), a company that designs and implements clean energy solutions featuring hydrogen energy systems, has announced financial results for its fiscal 2018 third quarter ended September 30, 2018.

For the three months ended September 30, 2018, HCCC generated revenue of $1,839,491 and a net loss of $267,328, or ($0.04) in earnings per share fully diluted, which includes $69,199 in non-cash charges. For the nine months ended September 30, 2018, HCCC generated revenue of $5,575,640 and a net loss of $364,342, or ($0.05) in earnings per share fully diluted, which includes $200,848 in non-cash charges. As of September 30, 2018, HCCC has submitted overall proposals in the amount of $12,751,061 and had a backlog of projects to complete totaling $715,595. The balance sheet as of September 30, 2018 remained solid with $331,236 in cash, $3,548,607 in assets and $417,338 in working capital.

Andrew Hidalgo, CEO of HCCC, commented, “In the third quarter, we committed to investing in the expansion of the renewable energy effort at our Pride Group subsidiary in Australia, which resulted in significant capital expenditures in labor, training and business development. We believe this investment will be the key to launching our renewable energy efforts in the Asia-Pacific region as we are currently quoting many projects in a very active market. Further, our PVBJ subsidiary had a higher level of material purchases in the third quarter for projects to be completed in the fourth quarter. In addition to the capital expenditures for growth initiatives, we absorbed non-cash charges in the third quarter and the year-to-date financials for compliance purposes. Non-cash charges do not affect the cash flow performance or working capital of HCCC. Our subsidiaries are performing well exclusive of these corporate expenses. We have recently initiated several hydrogen energy projects and combined with our continued investments in expanding the renewable energy market effort, we are very encouraged about the future quarters. HCCC continues to build momentum by training our existing subsidiaries in clean energy, identifying many new opportunities and expanding our customer base. We look forward to future growth and building shareholder value.”

About H/Cell Energy Corporation:

H/Cell Energy Corporation is an integrator that focuses on the design and implementation of clean energy solutions including solar, battery, fuel cell and hydrogen generation systems. In addition, through its subsidiaries, HCCC also provides environmental systems and security systems integration. HCCC serves the residential, commercial and government sectors. Please visit our website at www.hcellenergy.com for more information.

Forward Looking Statements:

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on current expectations and actual results could differ materially. H/Cell Energy Corporation does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

H/Cell Energy Corporation

Investor Relations

908-837-9097 x-2

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$331,236	$455,700
Accounts receivable (net retention)	1,230,621	808,050
Prepaid expenses	23,282	14,669
Costs and earnings in excess of billings	73,180	51,531
Total current assets	1,658,319	1,329,950

Property and equipment, net	362,933	102,573
Security deposits and other non-current assets	20,711	8,416
Deferred tax asset	44,257	44,257
Customer lists, net	88,766	-
Goodwill	1,373,621	-

Total assets	$3,548,607	$1,485,196

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$830,708	$631,385
Management fees payable – related party	-	31,257
Earn-out payable	186,346	-
Billings in excess of costs and earnings	51,798	87,206
Sales and withholding tax payable	45,154	61,239
Current equipment notes payable	32,538	-
Current capital lease payable	68,240	-
Income tax payable	26,197	98,313
Total current liabilities	1,240,981	909,400

Noncurrent liabilities
Note payable	222,963	-
Capital leases	149,590	-
Equipment notes payable	118,606	-
Convertible note payable – related party, net of discount	14,268	-
Total noncurrent liabilities	505,427	-

Total liabilities	1,746,408	909,400

Commitments and contingencies

Stockholders’ equity
Preferred stock - $0.0001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock - $0.0001 par value; 25,000,000 shares authorized; 7,586,024 and 7,041,579 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	758	704
Additional paid-in capital	2,967,004	1,335,656
Accumulated deficit	(1,096,096)	(731,754)
Accumulated other comprehensive loss	(69,467)	(28,810)
Total stockholders’ equity	1,802,199	$575,796

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$3,548,607	$1,485,196

H/CELL ENERGY CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS – OTHER COMPREHENSIVE INCOME

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue
Construction income	$1,830,992	$1,292,905	$5,535,352	$5,050,155
Related party	8,499	45,666	40,288	85,919
Total revenue	1,839,491	1,338,571	5,575,640	5,136,074

Cost of goods sold
Direct costs	1,438,669	870,369	3,901,125	3,432,098
Direct costs – related party	9,019	37,304	40,636	87,649
Total cost of goods sold	1,447,688	907,673	3,941,761	3,519,747

Gross profit	391,803	430,898	1,633,879	1,616,327

Operating expenses
General and administrative expenses	607,125	437,344	1,850,140	1,379,415
Management fees – related party	19,500	46,000	58,500	138,000
Total operating expenses	626,625	483,344	1,908,640	1,517,415

Income (loss) from operations	(234,822)	(52,446)	(274,761)	98,912
Income tax provision (benefit)	-	-	-	-

Income (loss) before other income and expense	(234,822)	(52,446)	(274,761)	98,912

Other expenses
Interest expense	7,544	-	21,636	-
Interest expense – related party	19,877	-	52,768	-
Change in fair value earn-out	4,290	-	11,028	-
Loss on fixed asset disposal	795	-	4,149	-
Total other expenses	28,216	-	78,553	-

Net income (loss)	$(267,328)	$(52,446)	$(364,342)	$98,912

Other comprehensive income (loss), net

Foreign currency translation adjustment	(7,828)	5,928	(40,657)	24,345

Comprehensive income (loss)	$(275,156)	$(46,518)	$(404,999)	$123,257

Earnings (loss) per share
Basic	$(0.04)	$(0.01)	$(0.05)	$0.02
Diluted	$(0.04)	$(0.01)	$(0.05)	$0.01
Weighted average common shares outstanding
Basic	7,586,024	7,084,436	7,469,307	6,601,873
Diluted	7,586,024	7,084,436	7,469,307	7,526,763